Exhibit 10.4

May 1, 2003

Patrick Broderick

1420 Grand Avenue

San Rafael, CA 94901

Dear Patrick:

On behalf of DaVita Inc., I am pleased to finalize the terms of your new position as General Counsel. In this new role, you will report to me and work in our southern California corporate office. You will begin performing transition services working with our current General Counsel for approximately two hours per week beginning May 2, 2003. Your start date as the full-time General Counsel has yet to be determined. The following represents the terms and conditions in this regard:

As we discussed, your base salary for this position has been set at $250,000 per annum, less standard deductions and authorized withholdings. In addition, you will be eligible to receive an annual performance bonus between zero and $125,000, which will be prorated the first year and is payable in a manner consistent with our practices and procedures. Your position is exempt under the wage and hour laws. You will be paid bi-weekly pursuant to our normal payroll practices. Your status will be that of a regular full-time benefit eligible employee. During the period you are providing transition services you will be a part-time employee and will be paid at the rate of $1,000 per month.

You and/or your family shall be eligible for participation in and receive all benefits under DaVita’s health and welfare benefit plans under the same terms and conditions applicable to DaVita executives at similar levels of compensation and responsibility. A summary of those benefits will be presented to you at the start of your full-time employment. DaVita also agrees to reimburse you for reasonable and customary pre-approved relocation expenses.

Our Board of Directors has approved a grant of stock options to purchase 100,000 shares of DaVita common stock upon commencement of employment. Such options will have a five-year term and will vest over a four-year period, one-quarter vesting on each anniversary of the grant. The exercise price will be the closing price as reported on the New York Stock Exchange on the start date of your employment. The options will be awarded in a separate stock option agreement. DaVita also has an Executive Equity Ownership requirement. Specific details are attached in presentation format. Should you have any questions, you can feel free to either contact Rich Whitney, CFO, or me.

Patrick Broderick

May 1, 2003

If at any time within three (3) years after the commencement of your full-time employment, you are terminated for any reason other than material cause, DaVita will provide one (1) year’s salary continuation.

If a Change of Control occurs, DaVita will accelerate all of your unvested stock options and restricted stock. If a Change of Control occurs and you are terminated (unless the termination is for material cause) or constructively discharged within one (1) year after the Change of Control, DaVita will also provide one (1) year’s salary continuation. Furthermore, if a Change of Control would have occurred, but for the fact that I remain the Chief Executive Officer of DaVita for at least one (1) year after the Change of Control or become the Chief Executive Officer of the surviving company with which DaVita has merged or consolidated and remain in that position for at least one (1) year after the Change of Control, and you are terminated (unless the termination is for material cause) or constructively discharged within one (1) year thereafter, DaVita will provide one (1) year’s salary continuation.

Any salary continuation will be reduced dollar-for-dollar by any wages or similar earnings you receive from another employer.

“Material cause” shall mean any of the following: (i) conviction of a felony; (ii) the adjudication by a court of competent jurisdiction that you have committed any act of fraud or dishonesty resulting or intended to result directly or indirectly in personal enrichment at the expense of DaVita; (iii) repeated failure or refusal by you to follow policies or directives reasonably established by the Chief Executive Officer or his designee that goes uncorrected for a period of thirty (30) consecutive days after written notice has been provided to you; (iv) a material breach of the terms of your employment that goes uncorrected for a period of thirty (30) consecutive days after written notice has been provided to you; (v) an act of unlawful discrimination, including sexual harassment; (vi) a violation of the duty of loyalty or of any fiduciary duty; or (vii) exclusion of you from participating in any federal health care program.

“Change of Control” shall mean (i) any transaction or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the Exchange Act and Sections 13(d) and 14(d) of the Exchange Act) becomes the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than 40% of the total voting power (on a fully diluted basis as if all convertible securities had been converted and all warrants and options had been exercised) entitled to vote in the election of directors of DaVita (including any transaction in which DaVita becomes a wholly-owned or majority-owned subsidiary of another corporation), (ii) any merger or consolidation or reorganization in which DaVita does not survive, (iii) any merger or consolidation in which DaVita survives, but the shares of DaVita’s Common Stock outstanding immediately prior to such merger or consolidation represent 40% or less of the voting power of DaVita after such merger or consolidation, and (iv) any transaction in which more than 40% of DaVita’s assets are sold. However, despite the occurrence of any of the above-described events, a Change of Control will not have occurred if I remain the Chief Executive Officer of DaVita for at least one (1) year after the Change of Control or become the

Patrick Broderick

May 1, 2003

Chief Executive Officer of the surviving company with which DaVita has merged or consolidated and remain in that position for at least one (1) year after the Change of Control.

“Constructive discharge” shall mean the occurrence of any of the following events after the date of a Change of Control without your consent: (i) the scope of your authority, duties and responsibilities are materially diminished or are not (A) in the same area of operations, (B) in the same general level of seniority, or (C) of the same general nature as your authority, duties, and responsibilities immediately before the Change of Control; (ii) the failure to provide you with office accommodations and assistance substantially equivalent to the accommodations and assistance provided to you immediately before the Change of Control; (iii) the principal office to which you are required to report is changed to a location that is more than twenty (20) miles from the principal office to which you are required to report immediately before the Change of Control; (iv) you report to anyone other than the Chief Executive Officer; or (v) a reduction in your base salary, bonus arrangement, or other material benefits as in effect on the date of the Change of Control.

Our offer of employment is conditioned upon your successful completion of a pre-employment drug test, which must be successfully completed before you can start your full-time employment. Please contact Melinda Russo at 925/938-7290 to arrange for a pre-employment drug test, which must be completed before you can start your full-time employment.

This Agreement, separate Stock Option Agreement, Non-Compete/Confidentiality/Non-Solicitation Agreement and provisions relating to termination of employment represent the entire understanding of the parties hereto with respect to your employment and supercede all prior agreements with respect thereto. This Agreement may not be altered or amended except in writing executed by both parties hereto.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument. Photographic or facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.

In the event that any provision of the Agreement is determined to be illegal, invalid or void for any reason, the remaining provisions hereof shall continue in full force and effect.

Patrick Broderick

May 1, 2003

If the above terms of employment are acceptable to you, please sign below and return this Agreement to me as soon as possible. In addition, please read and sign the attached Non-Compete/Confidentiality/Non-Solicitation Agreement.

Sincerely,

Kent Thiry

Chief Executive Officer

DaVita Inc.

I accept the position of General Counsel under the terms and conditions outlined above.

Patrick Broderick	Date

cc:	Robert D. Armstrong

Vice President, People Services